Exhibit 99.1

CONTACT:

Charles S. Conoley
President and Chief Executive Officer
(941) 753-2265

PRESS RELEASE FOR IMMEDIATE RELEASE

HORIZON BANCORPORATION, INC. ANNOUNCES First Quarter 2009 EARNINGS

BRADENTON, FL-- Horizon Bancorporation, Inc. (OTC Bulletin Board: HZNB), parent company of Horizon Bank, today reported first quarter 2009 consolidated earnings of $143 Thousand ($0.08 per fully diluted share).  The Company is now $222 Million in assets, which represents an 11% growth rate over the last 12 months.  The Bank had $174 Million in loans and $182 Million in deposits as of March 31, 2009.

For the first quarter of 2008, net earnings were $301 Thousand ($0.16 per fully diluted share).  Earnings in the first quarter of 2008 included a gain on sale of an interest rate hedge of $167 Thousand. The Bank also expensed $220 Thousand to the loan loss provision in the first quarter of 2009 versus $95 Thousand for the like period in 2008.

Non-performing assets increased $1.7 Million from the end of the year and now total $11.8 Million, with non-performing loans of $9.2 Million and other real estate owned (OREO) of $2.6 Million.  The Bank also has two performing, but sub-standard (less than investment grade), mortgage-backed securities that total $1.1 Million.

Horizon Bank operates three full service branches and four ATMs in Manatee County, Florida (Bradenton and Palmetto).  The Bank opened a full service branch with an ATM in Hillsborough County (Brandon) in March of this year.

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward- looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage- interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, available via EDGAR. The company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

SOURCE  Horizon Bancorporation, Inc.

          -0-                                        04/15/2009

  /CONTACT:  Charles F. Conoley, President of Horizon Bancorporation, Inc., +1-941-753-2265 /
 /Web site:  http://www.horizonbankfl.com/